UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 24, 2006

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2006, we adopted the ADC Management Incentive Plan for Fiscal Year 2007 (the "MIP Plan"). The MIP Plan provides a direct financial incentive for eligible ADC employees to make a significant contribution to established financial goals. Participants under the MIP Plan can receive an award if ADC achieves established minimum levels of proforma operating income in fiscal year 2007. Participants who work directly for one of our business units can also receive an award if their business unit achieves established minimum levels of proforma operating income in fiscal year 2007. Further, if a participant displays exceptional individual performance he or she can receive an award if ADC achieves established minimum levels of GAAP measured net income in fiscal year 2007. Depending upon the geographic region and business in which a participant works, the financial factors used to measure the amount of an award the participant may receive under the MIP Plan will vary. Key factors to measure regional and business unit success may include net sales, proforma operating income, free cash flow, contribution margin, days sales outstanding and inventory turns. We intend to include a copy of the MIP Plan as an exhibit to our report on Form 10-K for the 2006 fiscal year.

On October 24, 2006 we also amended our Special Incentive Plan dated November 1, 2002 (the "Special Incentive Plan"). The Special Incentive Plan is used by us in selected situations to provide a direct financial incentive to participants for the achievement of what we believe to be crucial business milestones. Participants historically have been limited to management level employees who we deem most key to the achievement of crucial milestones. Under the amendment to the Special Incentive Plan, participants may now be management or non-management employees. The amount payable to a participant for the achievement of milestones is prospectively defined. In no event can a proposed award for a participant be more than $200,000 in a fiscal year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

October 30, 2006	By:	Gokul V. Hemmady

Name: Gokul V. Hemmady
Title: Vice President and Chief Financial Officer